Exhibit 99.1

AT THE COMPANY:                                         WICKES INC.
Jim Hopwood                                             706 NORTH DEERPATH DRIVE
Chief Financial Officer                                 VERNON HILLS, IL 60061
(847) 367-3552                                          OTCBB: WIKS.OB


                     WICKES INC. TERMINATES EXCHANGE OFFER;
                            RETAINS BRIDGE ASSOCIATES

         Vernon Hills, IL January 12, 2004 - Wickes Inc. (OTCBB: WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today that the Company has terminated its offer to exchange for each $1,000 principal amount of its senior subordinated notes tendered, either (i) $500 in cash and $250 principal amount of new 10% Convertible Notes due 2007, (ii) $1,250 principal amount of new convertible notes, or (iii) $650 in cash.

         As of January 9, 2004 at 5:00 p.m. New York City time, the expiration of the exchange offer, holders of $10,729,000, or approximately 50.8 percent, of the outstanding principal amount of senior subordinated notes had tendered their notes for exchange. This amount includes $3,549,515 principal amount of senior subordinated notes tendered by the largest holder of notes, Barry Segal of Bradco Supply, representing approximately 16.8 percent of the outstanding senior subordinated notes.

         The conditions precedent to completing the exchange offer set forth in the Offering Memorandum have not been met and the Company has therefore terminated the exchange offer. Any notes tendered and not withdrawn will be returned to holders.

         The Company also announced that it has retained the services of Bridge Associates LLC, a nationally recognized restructuring firm, to assist the board of directors and senior management in developing and implementing strategies intended to secure the long term viability of its operations.

         Commenting on the recent events, Jim O'Grady, Wickes President and Chief Executive Officer stated, "While the Wickes team worked diligently to make the exchange offer a success, the lack of response from a large number of senior subordinated note holders was very disappointing."

         Mr. O'Grady added, "We are pleased that Bridge Associates has committed to work with the Wickes management team to quickly develop alternative solutions to improve our capital structure and operations. Our bank group is in support of these actions and I expect to be in a position to comment further in the near future."

         This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, the Offering Memorandum relating to the Company's senior subordinated note exchange offer and other documents which are on file with the Securities and Exchange Commission.

         WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.